NorthWestern Energy Group, Inc. d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

NorthWestern Energy Reports 2025 Financial Results

•2025 Diluted GAAP EPS of $2.94, compared to $3.65 in 2024.
•2025 Adjusted Diluted Non-GAAP EPS of $3.58, compared to $3.40 in 2024.
•Affirms 4% to 6% long-term EPS growth rate.
•Announces 2026 earnings guidance range of $3.68 to $3.83 per diluted share.
•Increases quarterly dividend by 1.5% - to $0.67 per share - payable March 31, 2026.
•Announces $3.2 billion 5-year capital plan, a 17% increase over prior plan.

BUTTE, MT / SIOUX FALLS, SD - February 11, 2026 - NorthWestern Energy Group, Inc. d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the year ended December 31, 2025. Net income for the period was $181.1 million, or $2.94 per diluted share, as compared with net income of $224.1 million, or $3.65 per diluted share, for the same period in 2024. This decrease was primarily due to higher operating expenses, including a non-cash charge for the regulatory disallowance of certain Yellowstone County Generating Station (YCGS) capital costs, merger-related costs, and depreciation, interest expense, Montana property tax tracker collections, non-recoverable Montana electric supply costs, and higher income tax expense. These were partly offset by higher rates, electric transmission revenue, natural gas transportation revenues, and retail volumes.

NorthWestern's 2025 non-GAAP net income and earnings per share were $220.1 million and $3.58, respectively, compared to $208.9 million and $3.40 in 2024. See “Adjusted Non-GAAP Earnings” and “Non-GAAP Financial Measures” sections below for more information on these measures.

“We are pleased to report on what has been an exceptionally busy and transformational year for NorthWestern” said Brian Bird, President and Chief Executive Officer. "Throughout 2025, we advanced several major initiatives to support safe, reliable, and affordable service for our customers across Montana, South Dakota, and Nebraska. In Montana, the passage of House Bill 490 was a critical achievement, providing clarity and limits around wildfire‑related risks and offering greater certainty for our customers, communities, and investors. We also completed the Energy West acquisition, welcoming roughly 33,000 new natural gas customers to our system. In addition, we completed our Montana electric and natural gas rate review in December, receiving recovery of the significant investments we made to reliably serve our customers and incorporating the Yellowstone County Generating Station into rates — an asset that had already been delivering value to customers since the start of 2025.”

“The year also marked important steps forward in our long‑term strategic vision. We announced our merger agreement with Black Hills Corporation in August, a combination that will create a stronger, more resilient utility better positioned for the future. Together, we have filed applications with regulators in Montana, South Dakota, Nebraska, and FERC, targeting a close in the back half of 2026. We also completed the acquisition of the Avista and Puget Colstrip interests on January 1, 2026—a timely and strategic transaction that advances resource adequacy, protects our ability to serve our Montana customers reliably and affordably, and supports the potential integration of large‑load customers, delivering long‑term benefits for our customers, communities, and investors. Our progress this year reflects the dedication of our exceptional employees and the trust of the customers and communities we proudly serve, and as we move into another year of strong execution, we remain committed to providing safe, reliable, and affordable energy while advancing long‑term value for our shareholders,” said Bird.

NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

FOURTH QUARTER FINANCIAL RESULTS

Net income for the three months ending December 31, 2025 was $44.7 million, or $0.72 per diluted share, as compared with net income of $80.6 million, or $1.31 per diluted share, for the same period in 2024. This decrease was primarily due to higher operating expenses, including a non-cash charge for the regulatory disallowance of certain YCGS capital costs, and depreciation, interest expense, Montana property tax tracker collections, and merger-related costs. These were partly offset by higher rates and electric transmission revenue.

Adjusted diluted non-GAAP earnings per share for the quarter was $1.17 as compared to $1.13 for the same period in 2024. See “Adjusted Non-GAAP Earnings” and “Non-GAAP Financial Measures” sections below for more information on these measures.

TRANSACTION UPDATE

On August 18, 2025, we entered into a Merger Agreement with Black Hills Corporation and a wholly owned subsidiary of Black Hills. The Merger Agreement provides for an all-stock merger of equals between NorthWestern and Black Hills upon the terms and subject to the conditions set forth therein.

We have filed applications with the Montana Public Service Commission (MPSC), Nebraska Public Service Commission (NPSC), South Dakota Public Utilities Commission (SDPUC), and Federal Energy Regulatory Commission (FERC) for approval of the Merger. Hearings with the MPSC, NPSC, and SDPUC are scheduled in the second quarter of 2026.

In February 2026, the Form S-4, which contains joint proxy statement/prospectus for NorthWestern and Black Hills, was declared effective by the SEC. Meetings for NorthWestern and Black Hills shareholders to vote on the acquisition are scheduled for April 2, 2026. The new corporate name selected for the resulting parent company of the combined corporate group is Bright Horizon Energy.

We expect to file an application for clearance under the Hart-Scott-Rodino Antitrust Improvements Act in the first quarter of 2026. We anticipate the transaction closing in the second half of 2026, subject to the satisfaction or waiver of certain closing conditions.

During the twelve months ended December 31, 2025, we have incurred $9.3 million of merger-related costs, which are included in our Administrative and general expenses.

FINANCIAL OUTLOOK

Initiating 2026 Guidance, Affirming Long-Term Growth Rates, and Announcing Capital Plan

We are initiating 2026 non-GAAP earnings guidance of $3.68 to $3.83 per diluted share. This guidance is based upon, but not limited to, the following major assumptions:
•Normal weather in our service territories;
•Excludes costs related to the pending merger with Black Hills Corp.;
•Approval of the Power Cost and Credit Adjustment Mechanism (PCCAM) waiver and power prices sufficient to recover operating expense from incremental Avista and Puget Colstrip interests;
•An effective income tax rate of approximately 14 percent to 18 percent; and
•Diluted average shares outstanding of approximately 61.7 million.

We are affirming our long-term diluted earnings per share growth guidance of 4% to 6%, based on our 2024 adjusted diluted non-GAAP EPS baseline of $3.40.

Additionally, we are announcing our $3.2 billion capital investment plan for 2026-2030, which is expected to support rate base growth of 4% to 6% from our 2024 base year of approximately $5.4 billion. We anticipate funding capital expenditures through cash flows from operations, available credit sources, debt issuances, and future rate increases. In order to fund South Dakota generation investment, equity issuances are expected beginning in 2027.

NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

Dividend Declared

NorthWestern Energy Group’s Board of Directors has declared a quarterly common stock dividend of $0.67 per share, representing a 1.5% increase over the previous quarter’s dividend. The dividend is payable on March 31, 2026, to shareholders of record as of March 13, 2026.

Looking ahead, we remain committed to maintaining a dividend payout ratio within our targeted range of 60-70% over the long term.

Additional information regarding this release can be found in the earnings presentation at
https://www.northwesternenergy.com/investors/earnings.

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NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

COMPANY UPDATES

Montana Rate Review

In July 2024, we filed a Montana electric and natural gas rate review with the MPSC requesting an annual increase to electric and natural gas utility rates. In December 2025, the MPSC issued a final order approving the natural gas settlement agreement and partial electric settlement agreement. Among other things, the approved partial electric settlement agreement provides for the deferral and annual recovery of incremental operating costs related to wildfire mitigation and insurance expenses through the Wildfire Mitigation Balancing Account.

The details of this final order are set forth below:

Returns, Capital Structure, & Revenue Increase Resulting From Final Order ($ in millions)
	Electric	Natural Gas
Return on Equity (ROE)	9.65%	9.60%
Equity Capital Structure	47.84%	47.84%

Base Rates	$105.5	$18.0
PCCAM(1)(2)	(94.5)	n/a
Property Tax (tracker base adjustment)(1)	(1.8)	0.1
Total Revenue Increase Through Final Order	$9.2	$18.1
(1) These items are flow-through costs. PCCAM reflects our fuel and purchased power costs.
(2) This PCCAM reduction of $94.5 million represents the reduction in revenue at the previously approved 2021 PCCAM base of $208.3 million using the 2023 Montana rate review test period loads.

The final order provides for an update to the PCCAM by adjusting the base costs from $208.3 million to $119.0 million. It also suspended the 90/10 cost sharing mechanism of the PCCAM on a temporary basis pending further review by the MPSC. Within this final order, the MPSC disallowed a portion of the capital costs related to the construction of YCGS. As a result, in the fourth quarter of 2025 we recorded a $30.9 million non-cash charge for the regulatory disallowance within Operating and maintenance on the Consolidated Statements of Income and a corresponding reduction to Property, plant, and equipment, net on the Consolidated Balance Sheets. As of December 31, 2025, we have deferred $7.7 million of base rate revenues collected that will be refunded to customers.

In January 2026, we filed a Motion for Reconsideration (Motion) as it relates to this final order. Among other things, our Motion requests that the MPSC reconsider their prudence conclusions regarding the capital costs associated with the construction of YCGS and clarification as to the effective date of the PCCAM sharing mechanism suspension, of which we have requested an effective date of July 1, 2025, to align with the PCCAM tracker year.

Montana Large-Load Tariff

The MPSC requested information on our plan to serve potential large-load customers and related resource adequacy issues. We responded in March 2025, outlining our policy and legal positions, emphasizing the importance of economic development for Montana and our commitment to serving our existing customers. We expect to submit a filing with the MPSC during the first half of 2026 to address data center development discussed below, incorporating rate design that prevents cost shifting of infrastructure upgrades needed to serve large-load customers to other retail customers.

NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

Data Center Development

In July 2025, we entered into a nonbinding letter of intent with Quantica Infrastructure to evaluate the transmission infrastructure and generation resources needed to support their proposed need. We had previously disclosed, in December 2024, two separate nonbinding letters of intent with Sabey Data Centers (Sabey) and Atlas Power Holdings LLC (Atlas) to provide electric supply services for data centers being developed in Montana. The combined energy service requirement associated with these letters of intent is currently expected to be 175 megawatts beginning in late 2027, or earlier, with growth of up to 1,100 megawatts or more by 2030. We have signed development agreements with both Sabey and Atlas and are working with each of these parties to execute electric service agreements.

Resources and regulatory mechanisms to be utilized for serving these requests are pending further evaluation and regulatory considerations.

Colstrip Acquisitions and Requests for Cost Recovery

As previously disclosed, we entered into definitive agreements with Avista and Puget to acquire their respective interests in Colstrip Units 3 and 4 for $0 and completed these acquisitions on January 1, 2026. Accordingly, we are responsible for the associated operating costs beginning on January 1, 2026, which we will not collect through utility base rates until requested in a future Montana rate review. Puget and Avista will remain responsible for their respective pre-closing share of environmental and pension liabilities attributed to events or conditions existing prior to the closing of the transaction and for any future decommissioning and demolition costs associated with the existing facilities that comprise their interests.

Avista Interests - The 222 megawatts of generation capacity from Colstrip Units 3 and 4 acquired from Avista (Avista Interests) on January 1, 2026, was identified as a key element in our strategy to achieve resource adequacy for customers, as outlined in our 2023 Montana Integrated Resource Plan. Noting the costs associated with operating this resource are not currently reflected in utility customer rates, in August 2025, we filed a temporary PCCAM tariff waiver request with the MPSC that would provide a near-term cost-recovery mechanism expected to largely offset approximately $18.0 million in annual incremental operating and maintenance costs associated with the Avista Interests. This waiver requested that the MPSC allow us to keep 100 percent of the net revenue associated with certain designated power sales contracts up to the amount of the operating and maintenance expenses we incur associated with our Avista Interests. Furthermore, the waiver request indicated that any net revenues from the designated contracts exceeding the operating and maintenance expenses associated with our Avista Interests would continue to flow back to retail customers. In January 2026, the MPSC approved our PCCAM tariff waiver request on an interim basis with final approval or denial subject to the ongoing PCCAM docket process.

Puget Interests - The 370 megawatts of generation capacity from Colstrip Units 3 and 4 acquired from Puget (Puget Interests) on January 1, 2026, increases our ownership share of the facility to 55 percent and provides an increase in voting share in determining strategic direction and investment decisions at the facility. While we expect our future opportunity to serve growing customer demand, including large-load customers, may be supported by this resource, in October 2025, we signed a contract to sell the dispatchable capacity and associated energy from the Puget Interests beginning January 1, 2026, through late 2027. Revenues from this agreement are expected to largely offset the estimated $30.0 million of annual incremental operating and maintenance costs associated with the Puget Interests. In addition, in October 2025, we submitted a request to the FERC for approval of cost-based rates for our subsidiary that will own the Puget Interests. We expect this rate approval to be effective in the first quarter of 2026. If our request for rates effective January 1, 2026 is not approved, we could incur refund liability for contract revenues received during the unauthorized period.

NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

Generation Capacity in South Dakota

The Southwest Power Pool (SPP) has recently updated its resource accreditation and Planning Reserve Margin (PRM) requirements in response to growing reliability concerns. As a result, SPP is requiring additional accredited capacity by 2030 to meet the updated PRM targets. In October 2025, we submitted a project with the SPP under their Expedited Resource Adequacy Study program for the construction of a 131 MW natural gas generating facility located in Aberdeen, South Dakota, to meet regional capacity needs by 2030. Anticipated costs for this project are approximately $300 million.

Regional Transmission Development Activities

In December 2024, we signed a nonbinding memorandum of understanding (MOU) with North Plains Connector LLC, a wholly owned subsidiary of Grid United, to own 10 percent (300 megawatts) of the North Plains Connector (NPC) Consortium project. The project is entering the permitting phase. Currently, construction is planned to commence in 2028, subject to receipt of regulatory approvals, with the project expected to be operational by 2032. Under the terms of the MOU, Grid United will continue to fund the development of the NPC and we will make our investment decision when the regulatory approvals and permits are in place. The project is a critical infrastructure investment that aligns with our commitment to providing reliable and affordable energy to our customers while also supporting broader grid resilience efforts in the region.

We have also entered into a nonbinding letter of intent with Grid United to continue transmission development to further enhance the grid through the southwest corridor of Montana. Development to expand the southwest corridor of Montana through grid build out would represent a significant step in enhancing connectivity between Montana and the broader Western energy market - bolstering grid reliability, allowing for critical import capability, and enabling customers to access and benefit from emerging energy markets in the West.

Montana Wildfire Risk Mitigation

The Montana Legislature approved House Bill 490 in April 2025. It precludes common law strict liability claims for damages related to wildfire and electric activities or wildfire mitigation activities; establishes a statutory standard of care, supplanting common law causes of action and other theories of recovery; and creates a rebuttable presumption that an electric facilities provider acted reasonably if it substantially followed an approved wildfire mitigation plan. The legislation also defines the availability of damages by allowing noneconomic personal injury damages only when there is bodily injury and punitive damages only when an injured party proves by clear and convincing evidence that an electric facilities provider's actions were grossly negligent or intentional. The MPSC approved our wildfire mitigation plan in November 2025. The wildfire mitigation plan for the Colstrip transmission system was submitted to the MPSC on November 7, 2025, and we anticipate a decision in the first quarter of 2026.

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NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
($ in millions, except per share amounts)	2025	2024
Revenues
Electric	$1,270.0	$1,200.7
Gas	340.6	313.2
Total Revenues	1,610.6	1,513.9
Operating Expenses
Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	409.8	433.8
Operating and maintenance	284.9	227.8
Administrative and general	158.2	137.4
Property and other taxes	182.3	163.9
Depreciation and depletion	249.5	227.6
Total Operating Expenses	1,284.7	1,190.6
Operating Income	325.8	323.3
Interest Expense, net	(150.4)	(131.7)
Other Income, net	12.1	23.0
Income Before Income Taxes	187.6	214.7
Income Tax (Expense) Benefit	(6.5)	9.4
Net Income	$181.1	$224.1
Basic Shares Outstanding	61.4	61.3
Earnings per Share - Basic	$2.95	$3.66
Diluted Shares Outstanding	61.5	61.4
Earnings per Share - Diluted	$2.94	$3.65

Dividends Declared per Common Share	$2.64	$2.60
Note: Subtotal variances may exist due to rounding.

NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

RECONCILIATION OF PRIMARY CHANGES

	Year Ended December 31, 2025 vs. 2024
($ in millions, except per share amounts)	Pre-tax Income	Inc. Tax Benefit (Expense)(3)	Net Income	Diluted Earnings Per Share
December 31, 2024	$214.7	$9.4	$224.1	$3.65
Variance in revenue and fuel, purchased supply, and direct transmission expense(1) items impacting net income:
Base Rates	93.3	(23.6)	69.7	1.13
Electric transmission revenue	14.0	(3.5)	10.5	0.17
Production tax credits, offset within income tax benefit (expense)	6.6	(6.6)	—	—
Montana natural gas transportation	4.8	(1.2)	3.6	0.06
Electric retail volumes	4.3	(1.1)	3.2	0.05
Natural gas retail volumes	2.0	(0.5)	1.5	0.02
Montana property tax tracker collections	(14.2)	3.6	(10.6)	(0.17)
Non-recoverable Montana electric supply costs	(7.3)	1.8	(5.5)	(0.09)
Other	0.1	0.0	0.1	0.00

Variance in expense items(2) impacting net income:
Operating, maintenance, and administrative	(37.7)	9.5	(28.2)	(0.45)
Non-cash regulatory disallowance of certain YCGS capital costs	(30.9)	7.8	(23.1)	(0.38)
Depreciation	(21.9)	5.5	(16.4)	(0.27)
Interest expense	(18.7)	4.7	(14.0)	(0.23)
Merger-related costs	(9.3)	—	(9.3)	(0.15)
Property and other taxes not recoverable within trackers	(2.1)	0.5	(1.6)	(0.03)
Release of unrecognized tax benefits - current year	—	7.4	7.4	0.12
Release of unrecognized tax benefits - prior year	—	(16.9)	(16.9)	(0.27)
Prior year Gas repairs safe harbor method change	—	(7.0)	(7.0)	(0.11)
Other	(10.1)	3.7	(6.4)	(0.10)
Dilution from higher share count				(0.01)
December 31, 2025	$187.6	$(6.5)	$181.1	$2.94
Change in Net Income			$(43.0)	$(0.71)
(1) Exclusive of depreciation and depletion shown separately below.
(2) Excluding fuel, purchased supply, and direct transmission expense.
(3) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.
Note: Subtotal variances may exist due to rounding.

NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

EXPLANATION OF CONSOLIDATED RESULTS

Year Ended December 31, 2025 Compared with Year Ended December 31, 2024

Consolidated gross margin in 2025 was $484.3 million as compared with $460.8 million in 2024, an increase of $23.5 million or 5.1 percent. This increase was primarily due to higher rates, electric transmission revenue, natural gas transportation revenues, and retail volumes. These were partly offset by higher operating expenses, including a non-cash charge for the regulatory disallowance of certain YCGS capital costs resulting from the MPSC's final order on our rate review and depreciation, Montana property tax tracker collections, and non-recoverable Montana electric supply costs.

	Year Ended December 31,
($ in millions)	2025	2024
Reconciliation of gross margin to utility margin:
Operating Revenues	$1,610.6	$1,513.9
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	409.8	433.8
Less: Operating and maintenance	284.9	227.8
Less: Property and other taxes	182.1	163.9
Less: Depreciation and depletion	249.5	227.6
Gross Margin	484.3	460.8
Operating and maintenance	284.9	227.8
Property and other taxes	182.1	163.9
Depreciation and depletion	249.5	227.6
Utility Margin(1)	$1,200.8	$1,080.1
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

	Year Ended December 31,
($ in millions)	2025	2024	Change	% Change

Utility Margin
Electric	$963.4	$871.1	$92.3	10.6%
Natural Gas	237.4	209.0	28.4	13.6
Total Utility Margin(1)	$1,200.8	$1,080.1	$120.7	11.2%
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Consolidated utility margin in 2025 was $1,200.8 million as compared with $1,080.1 million in 2024, an increase of $120.7 million, or 11.2 percent.

NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

Primary components of the change in utility margin include the following:

($ in millions)	Utility Margin 2025 vs. 2024
Utility Margin Items Impacting Net Income
Base Rates	$93.3
Electric transmission revenue due to market conditions and rates	14.0
Montana natural gas transportation	4.8
Electric retail volumes	4.3
Natural gas retail volumes ($4.2 million due to acquisition of Energy West Operations)	2.0
Montana property tax tracker collections	(14.2)
Non-recoverable Montana electric supply costs	(7.3)
Other	0.1
Change in Utility Margin Impacting Net Income	97.0

Utility Margin Items Offset Within Net Income
Property and other taxes recovered in revenue, offset in property and other taxes	16.3
Production tax credits, offset in income tax expense	6.6
Operating expenses recovered in revenue, offset in operating and maintenance expense	0.8
Change in Items Offset Within Net Income	23.7
Increase in Consolidated Utility Margin(1)	$120.7
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Electric retail volumes were driven by favorable weather in South Dakota impacting residential demand, higher Montana commercial demand, and customer growth in all jurisdictions, partly offset by unfavorable weather in Montana, lower commercial demand in South Dakota, and lower industrial demand. Natural gas retail volumes were driven by the acquisition of Energy West, favorable weather in South Dakota and Nebraska, higher commercial demand, and customer growth in all jurisdictions, partly offset by unfavorable weather in Montana.

Under the PCCAM, net supply costs higher or lower than the PCCAM base rate (PCCAM Base) (excluding qualifying facility costs) were allocated 90 percent to Montana customers and 10 percent to shareholders. For the twelve months ended December 31, 2025, we under-collected supply costs of $73.9 million resulting in an increase to our under collection of costs, and recorded a decrease in pre-tax earnings of $8.2 million (10 percent of the PCCAM Base cost variance). For the twelve months ended December 31, 2024, we under-collected supply costs of $8.0 million resulting in an increase to our under collection of costs, and recorded a decrease in pre-tax earnings of $0.9 million (10 percent of the PCCAM Base cost variance). As part of the MPSC's final order on our Montana electric rate review they suspended the 90/10 cost sharing mechanism of the PCCAM on a temporary basis pending further review by the MPSC.

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NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

($ in millions)	Year Ended December 31,
	2025	2024	Change	% Change

Operating Expenses (excluding fuel, purchased supply and direct transmission expense)
Operating and maintenance	$284.9	$227.8	$57.1	25.1%
Administrative and general	158.2	137.4	20.8	15.1
Property and other taxes	182.3	163.9	18.4	11.2
Depreciation and depletion	249.5	227.6	21.9	9.6
Total Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$874.9	$756.7	$118.2	15.6%

Consolidated operating expenses, excluding fuel, purchased supply and direct transmission expense, were $874.9 million in 2025, as compared with $756.7 million in 2024. Primary components of the change include the following:

($ in millions)	Operating Expenses
2025 vs. 2024
Operating Expenses (excluding fuel, purchased supply and direct transmission expense) Impacting Net Income
Non-cash regulatory disallowance of certain YCGS capital costs	$30.9
Depreciation expense due to plant additions and higher depreciation rates	21.9
Electric generation maintenance	9.9
Merger-related costs, primarily including consulting and legal fees	9.3
Wildfire mitigation expense, partly offset by higher base revenues	8.9
Insurance expense, primarily due to increased wildfire risk premiums	7.8
Labor and benefits(1)	7.6
Technology implementation and maintenance	3.5
Property and other taxes not recoverable within trackers	2.1
Uncollectible accounts	1.1
Litigation outcome (Pacific Northwest Solar)	(2.4)
Non-cash impairment of alternative energy storage investment	(1.7)
Other	3.0
Change in Items Impacting Net Income	101.9

Operating Expenses Offset Within Net Income
Property and other taxes recovered in trackers, offset in revenue	16.3
Deferred compensation, offset in other income	2.1
Operating and maintenance expenses recovered in trackers, offset in revenue	0.8
Pension and other postretirement benefits, offset in other income(1)	(2.9)
Change in Items Offset Within Net Income	16.3
Increase in Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$118.2
(1) In order to present the total change in labor and benefits, we have included the change in the non-service cost component of our pension and other postretirement benefits, which is recorded within other income on our Condensed Consolidated Statements of Income. This change is offset within this table as it does not affect our operating expenses.

NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

Consolidated operating income in 2025 was $325.8 million as compared with $323.3 million in 2024. This increase was primarily due to new rates, electric transmission revenue, natural gas transportation revenues, and retail volumes. These were partly offset by higher operating, administrative, and general costs, including a non-cash charge for the regulatory disallowance of certain YCGS capital costs resulting from the MPSC's final order on our rate review and merger-related costs, depreciation, Montana property tax tracker collections, and non-recoverable Montana electric supply costs.

Consolidated interest expense in 2025 was $150.4 million, as compared with $131.7 million in 2024. This increase was due to higher borrowings and interest rates, partly offset by lower capitalization of Allowance for Funds Used During Construction (AFUDC).

Consolidated other income in 2025 was $12.1 million, as compared with $23.0 million in 2024. This decrease was primarily due to lower capitalization of AFUDC, a prior year reversal of $2.3 million from a previously disclosed Community Renewable Energy Project (CREP) penalty due to a favorable legal ruling, and a $1.3 million current year expense accrual related to an estimated penalty for the CREP informed by a recent MPSC ruling, partly offset by an increase of $2.5 million driven by a prior year non-cash impairment of an alternative energy storage equity investment.

Consolidated income tax expense in 2025 was $6.5 million, as compared to an income tax benefit of $9.4 million in 2024. Our effective tax rate for the twelve months ended December 31, 2025 was 3.5 percent as compared with (4.4) percent for the same period of 2024. Income tax expense for the twelve months ended December 31, 2025, includes a $10.4 million benefit related to a reduction in our unrecognized tax benefits, inclusive of $3.0 million of previously accrued interest ($7.4 million net of interest). Income tax benefit for the twelve months ended December 31, 2024, includes a $21.0 million benefit related to a reduction in our unrecognized tax benefits, inclusive of $4.1 million of previously accrued interest ($16.9 million net of interest). Additionally, during the twelve months ended December 31, 2024, we filed a tax accounting method change with the IRS consistent with the guidance for natural gas transmission and distribution property. This resulted in an income tax benefit of $7.0 million during 2024, related to repair costs that were previously capitalized for tax purposes in the 2022 and prior tax years.

We currently estimate our effective tax rate will range between 14.0 percent to 18.0 percent in 2026. Based on the significant Net Operating Loss income tax position we have, we anticipate paying minimal cash for income taxes into 2029.

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NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

The following table summarizes the differences between our effective tax rate and the federal statutory rate:

($ in millions)	Year Ended December 31,
	2025		2024
Income before income taxes	$187.6		$214.7

Income tax calculated at federal statutory rate	39.4	21.0%	45.1	21.0%

State income tax, net of federal provision	(1.5)	(0.8)	0.4	0.2
Tax Credits
Production tax credits	(5.9)	(3.2)	(11.1)	(5.2)
Other	0.7	0.4	0.7	0.3
Impact of utility ratemaking on income taxes
Flow-through repairs deductions	(31.0)	(16.5)	(23.1)	(10.8)
Amortization of excess deferred income taxes	(3.2)	(1.7)	(2.9)	(1.4)
AFUDC, net	(1.3)	(0.7)	(2.6)	(1.2)
Plant and depreciation of flow through items	16.8	9.0	9.4	4.4
Gas repairs safe harbor method change	—	—	(7.0)	(3.3)
Changes in Unrecognized Tax Benefits
Release of unrecognized tax benefits	(7.4)	(4.0)	(16.9)	(7.9)
Interest and penalties	(3.0)	(1.6)	(1.5)	(0.7)
Nontaxable and nondeductible items	2.9	1.5	0.4	0.2
Other	0.0	0.1	(0.3)	0.0
	(32.9)	(17.5)%	(54.5)	(25.4)%

Income Tax Expense (Benefit) and Effective Tax Rate	$6.5	3.5%	$(9.4)	(4.4)%

Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

LIQUIDITY AND OTHER CONSIDERATIONS
Liquidity and Capital Resources

As of December 31, 2025, our total consolidated net liquidity was approximately $229.8 million, including $8.8 million of cash and $221.0 million of revolving credit facility availability with no letters of credit outstanding. This compares to total net liquidity one year ago at December 31, 2024 of $191.3 million.

Earnings Per Share

Basic earnings per share are computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of common stock equivalent shares that could occur if unvested shares were to vest. Common stock equivalent shares are calculated using the treasury stock method, as applicable. The dilutive effect is computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding plus the effect of the outstanding unvested restricted stock and performance share awards. Average shares used in computing the basic and diluted earnings per share are as follows:

NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

	December 31,
	2025	2024
Basic computation	61,381,328	61,293,052
Dilutive effect of
Performance and restricted share awards(1)	160,090	81,153
Diluted computation	61,541,418	61,374,205
(1) Performance share awards are included in diluted weighted average number of shares outstanding based upon what would be issued if the end of the most recent reporting period was the end of the term of the award.

As of December 31, 2025, there were no shares from performance and restricted share awards which were antidilutive and excluded from the earnings per share calculations.

Adjusted Non-GAAP Earnings

We reported GAAP earnings of $2.94 per diluted share for the year ended December 31, 2025 and $3.65 per diluted share for the same period in 2024. Adjusted Non-GAAP earnings per diluted share for the same periods are $3.58 and $3.40, respectively. A reconciliation of items factored into our Adjusted Non-GAAP diluted earnings are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

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NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

($ in millions, except EPS)

Nine Months Ended September 30, 2025				Q4 2025			Full-Year 2025
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS(2)
2025 Reported GAAP	$163.8	$136.4	$2.22	$23.8	$44.7	$0.72	$187.6	$181.1	$2.94
Non-GAAP Adjustments:
Add Back Unfavorable Weather	3.8	2.9	0.05	10.6	7.9	0.13	14.4	10.8	0.18
Community Renewable Energy Project Penalty (not tax deductible)	1.0	1.0	0.02	0.3	0.3	—	1.3	1.3	0.02
Merger-Related Costs (not tax deductible)	7.6	7.6	0.12	1.7	1.7	0.03	9.3	9.3	0.15
Release of Unrecognized Tax Benefit	—	—	—	—	(7.4)	(0.12)	—	(7.4)	(0.12)
Regulatory Disallowance of Certain YCGS Capital Costs				31.2	23.3	0.38	31.2	23.3	0.38
Remove Q4 PCCAM Expense Following MPSC Suspension of 90/10 Sharing	—	—	—	2.3	1.7	0.03	2.3	1.7	0.03

2025 Non-GAAP	$176.2	$147.9	$2.41	$69.9	$72.2	$1.17	$246.1	$220.1	$3.58

Nine Months Ended September 30, 2024				Q4 2024			Full-Year 2024
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS(2)
2024 Reported GAAP	$155.0	$143.6	$2.34	$59.7	$80.6	$1.31	$214.7	$224.1	$3.65
Non-GAAP Adjustments:
Add Back Unfavorable Weather	2.3	1.7	0.03	8.3	6.2	0.10	10.6	7.9	0.13
Impairment of Alternative Energy Storage Investment	4.2	3.1	0.05	—	—	—	4.2	3.1	0.05
Community Renewable Energy Project Penalty (non-tax deductible)	(2.3)	(2.3)	(0.04)	—	—	—	(2.3)	(2.3)	(0.04)
Natural Gas Repairs Safe Harbor Method Change	—	(7.0)	(0.11)	—	—	—	—	(7.0)	(0.11)
Release of Unrecognized Tax Benefit	—	—	—	—	(16.9)	(0.28)	—	(16.9)	(0.28)

2024 Non-GAAP	$159.2	$139.1	$2.27	$68.0	$69.9	$1.13	$227.2	$208.9	$3.40

(1) Income tax rate on reconciling items assumes blended federal plus state effective tax rate of 25.3%.
(2) Due to changes in the quarterly diluted share count, full year EPS may be +/- $0.01 different than the sum of the quarters.
Note: Subtotal variances may exist due to rounding.

NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

Company Hosting Earnings Webinar

NorthWestern will host an investor earnings webinar on Thursday, February 12, 2026, at 3:30 p.m. Eastern time to review its financial results for the year ending December 31, 2025. To register for the webinar, please visit www.northwesternenergy.com/earnings-registration. Please go to the site at least 15 minutes in advance of the webinar to register. An archived webinar will be available shortly after the event and remain active for one year.

NorthWestern Energy - Delivering a Bright Future

NorthWestern Energy Group, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We work to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. We do this by providing low-cost and reliable service performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 850,300 customers in Montana, South Dakota, Nebraska, and Yellowstone National Park. Upon the completion of the holding company reorganization in 2023, NW Corp became a subsidiary of NorthWestern Energy Group. Our operations in Montana and Yellowstone National Park are conducted through our subsidiary, NW Corp, and our operations in South Dakota and Nebraska are conducted through our subsidiary, NWE Public Service. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002.

Non-GAAP Financial Measures

This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Utility Margin, Adjusted Non-GAAP pretax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Utility Margin as Operating Revenues less fuel, purchased supply, and direct transmission expense (exclusive of depreciation and depletion) as presented in our Condensed Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Operating and maintenance, Property and other taxes, and Depreciation and depletion expenses, which are presented separately in our Condensed Consolidated Statements of Income. A reconciliation of Utility Margin to Gross Margin, the most directly comparable GAAP measure, is included in the press release above.

Management believes that Utility Margin provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Utility Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic, or other conditions), rates, and other factors impact our results of operations. Our Utility Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, Adjusted Non-GAAP net income, and Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income, and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Adjusted Non-GAAP Earnings." Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:

•risks relating to the pending merger transaction pursuant to that certain Agreement and Plan of Merger dated August 18, 2025 (Merger Agreement) between NorthWestern, Black Hills, and River Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of Black Hills (Merger Sub), including, among others, (1) the risk of delays in consummating the pending merger transaction, including as a result of required regulatory and shareholder approvals, which may not be obtained on the expected timeline, or at all, (2) the risk of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (3) the risk that required regulatory approvals are subject to conditions not anticipated by NorthWestern and Black Hills, (4) the possibility that any of the anticipated benefits and projected synergies of the pending merger transaction will not be realized or will not be realized within the expected time period, (5) disruption to the parties’ businesses as a result of the announcement and pendency of the merger transaction, including potential distraction of management from current plans and operations of NorthWestern or Black Hills and the ability of NorthWestern or Black Hills to retain and hire key personnel, (6) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the pending merger transaction, (7) the possibility that the pending merger transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (8) the outcome of any legal or regulatory proceedings that may be instituted against NorthWestern or Black Hills related to the Merger Agreement or the pending merger transaction, (9) the risks associated with third party contracts containing consent and/or other provisions that may be triggered by the pending merger transaction, (10) legislative, regulatory, political, market, economic and other conditions, developments and uncertainties affecting NorthWestern's or Black Hills' businesses; (11) the evolving legal, regulatory and tax regimes under which NorthWestern and Black Hills operate; (12) restrictions during the pendency of the merger transaction that may impact NorthWestern's or Black Hills' ability to pursue certain business opportunities or strategic transactions; and (13) unpredictability and severity of catastrophic events, including, but not limited to, extreme weather, natural disasters, acts of terrorism or outbreak of war or hostilities, as well as NorthWestern's and Black Hills' response to any of the aforementioned factors;
•adverse determinations by regulators, such as adverse outcomes from the denial of interim rates or final rates not consistent with a reasonable ability to earn our allowed returns, adverse rulings on our ability to serve large-load customers, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, and wildfire damages in excess of liability insurance coverage, could have a material effect on our liquidity, results of operations and financial condition;
•the impact of extraordinary external events and natural disasters, such as a wide-spread or global pandemic, geopolitical events, earthquake, flood, drought, lightning, weather, wind, and fire, could have a material effect on our liquidity, results of operations and financial condition;
•acts of terrorism, cybersecurity attacks, data security breaches, or other malicious acts that cause damage to our generation, transmission, or distribution facilities, information technology systems, or result in the release of confidential customer, employee, or Company information;

NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

•supply chain constraints, tariffs on certain imported products, recent high levels of inflation for products, services and labor costs, and their impact on capital expenditures, operating activities, and/or our ability to safely and reliably serve our customers;
•changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase operating costs or may require additional capital expenditures or other increased operating costs; and
•adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Additional factors which could affect future results of NorthWestern and Black Hills can be found in NorthWestern Energy’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and Black Hills’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with the SEC and available on the SEC’s website at http://www.sec.gov. NorthWestern and Black Hills disclaim any obligation and do not intend to update or revise any forward-looking statements contained in this communication, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

No Offer or Solicitation

This document is for informational purposes only and is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Important Information and Where to Find It

Black Hills filed a registration statement on Form S-4 (No. 333-293105) with the SEC on January 30, 2026 to register the shares of Black Hill’s capital stock that will be issued to NorthWestern stockholders in connection with the proposed transaction. The registration statement was declared effective on February 6, 2026, at which time Black Hills filed a final prospectus and NorthWestern filed a definitive proxy statement. Black Hills and NorthWestern commenced mailing of the joint proxy statement/prospectus to their respective stockholders on or about February 10, 2026.  Investors and security holders are urged to read the registration statement and joint proxy statement/prospectus (and any other documents filed with the SEC in connection with the transaction or incorporated by reference into the joint proxy statement/prospectus) because such documents contain important information regarding the proposed transaction and related matters. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by NorthWestern or Black Hills through the website maintained by the SEC at http://www.sec.gov or by contacting the investor relations department of NorthWestern or Black Hills at travis.meyer@northwestern.com or investorrelations@blackhillscorp.com, respectively.

 Before making any voting or investment decision, investors and security holders of NorthWestern and Black Hills are urged to read carefully the entire registration statement and joint proxy statement/prospectus, including any amendments thereto when they become available (and any other documents filed with the SEC in connection with the transaction), because they contain or will contain important information about the proposed transaction. Free copies of these documents may be obtained as described above.

NorthWestern Energy Reports 2025 Financial Results
February 11, 2026

Participants in Solicitation

NorthWestern, Black Hills and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of each of NorthWestern and Black Hills in connection with the proposed transaction. Information regarding the directors and executive officers of NorthWestern and Black Hills and other persons who may be deemed participants in the solicitation of the stockholders of NorthWestern or of Black Hills in connection with the proposed transaction is included in the joint proxy statement/prospectus related to the proposed transaction, which was filed with the SEC on February 6, 2026. Information about the directors and executive officers of NorthWestern and their ownership of NorthWestern common stock can also be found in NorthWestern’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed on February 12, 2026, under the header “Information About Our Executive Officers” and its Proxy Statement on Schedule 14A, which was filed on March 12, 2025, under the headers “Election of Directors” and “Who Owns our Stock”. Information about the directors and executive officers of Black Hills and their ownership of Black Hills common stock can also be found in Black Hills’ filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed on February 11, 2026, under the header “Information About Our Executive Officers,” and its Proxy Statement on Schedule 14A, which was filed on March 14, 2025, under the headers “Election of Directors” and “Security Ownership of Management and Principal Shareholders,” and other documents subsequently filed by Black Hills with the SEC. To the extent any such person's ownership of NorthWestern’s or Black Hills’ securities, respectively, has changed since the filing of such proxy statement, such changes have been or will be reflected on Forms 3, 4 or 5 filed with the SEC. Additional information regarding the interests of such participants are included in the joint proxy statement/prospectus and other relevant documents regarding the proposed transaction filed with the SEC.

Investor Relations Contact:                Media Contact:
Travis Meyer (605) 978-2967                Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com